Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To: Integral Systems, Inc.

We consent to the use of our report dated November 21, 2007, with respect to the consolidated financial statements of Integral Systems, Inc. included in its Annual Report Form 10-K for the year ended September 25, 2009, filed with the Securities and Exchange Commission and consent to the incorporation by reference of said report in the following registration statements: No. 333-102100, No. 333-112659, No. 333-122963, No. 333-153706, No. 333-87694, No. 333-133769, No. 333-150759, and No. 333-150761.

/s/ Bernstein & Pinchuk LLP

New York, New York

December 9, 2009